                                                                      Exhibit 99

-------------------------------------------------------------------------------
                                  NEWS RELEASE
-------------------------------------------------------------------------------

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                           Northern Trust Corporation
                             50 South LaSalle Street
                             Chicago, Illinois 60675
                    Contact: Bev Fleming, Investor Relations
                                (312) 444-7811 or
                      Katherine Sopranos, Public Relations
                                (312)444-4281      http://www.northerntrust.com
-------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS 2003 FIRST QUARTER EARNINGS OF
$.42 PER SHARE.

(Chicago, April 15, 2003) Northern Trust Corporation reported net income per common share of $.42 for the first quarter, compared with $.56 per share earned a year ago. Net income totaled $94.7 million compared with $127.6 million reported in the first quarter of last year. This performance resulted in a return on average common equity of 13.32%.

     William A. Osborn, Chairman and Chief Executive Officer, commented, "The combined impact of the struggling global economy, sharp declines in equity markets, and low interest rates have continued to negatively affect our performance. Although the external environment is a difficult one - the S&P 500 declined 26% since last year - we continue to win significant new business, reflecting the fundamental strengths of our franchise. Trust assets under administration totaled $1.59 trillion and included managed assets of $365.3 billion at March 31, 2003.

     We are undertaking several important strategic steps to both capitalize on our strengths and to better position Northern for profitable growth. We continue to invest in our core businesses, as evidenced by many activities currently underway, including the recent acquisition of Deutsche Bank's passive asset management business, the pending acquisition of Legacy South in Atlanta, our planned mid-year entry into the Northeast with our first private client office in New York City, the expansion of our international business and our continuing investment in leading edge technology to support client needs.

                                     -more-

     We also are performing an intensive review of our business and operations in order to improve productivity. We have commenced a number of outsourcing and re-engineering activities that will lead to better client service, efficiencies, and cost reductions across several businesses. For example, as part of our ongoing review of the positioning of our PFS offices, we are announcing today that we are selling certain banking assets and leasehold interests of our Higgins Road retail branch in Chicago. In addition, later this year we will close our downtown Chicago Wacker Drive facility and transfer the accounts to our main downtown bank location, and we just recently announced the outsourcing of our mortgage processing operation. These efforts will allow us to focus our resources in growth areas where we have a leadership position and clear competitive advantages.

     We remain confident that our highly focused and unique business profile, strong client orientation and commitment to technology will continue to be the foundation of our future success."

                      FIRST QUARTER PERFORMANCE HIGHLIGHTS

     Revenues of $526.6 million were 6% below the $560.1 million reported in last year's first quarter. Trust fees were $298.1 million in the quarter, down 8% compared with $323.0 million in the first quarter of last year. Trust fees represented 57% of total first quarter revenues, and total fee-related income represented 71% of total revenues. Trust assets under administration totaled $1.59 trillion at March 31, 2003 and included $51.1 billion of assets from the acquisition of passive asset management business. Additional assets from this acquisition are expected to transition during the next quarter. Excluding this acquisition, trust assets under administration increased 2% from December 31, 2002, but are 10% below the March 31, 2002 level. Including the acquisition, trust assets under management totaled $364.9 billion compared with $302.5 billion at December 31, 2002 and $325.2 billion at March 31, 2002.

     Trust fees from Personal Financial Services (PFS) in the quarter decreased 9% and totaled $144.3 million, compared with $159.0 million in the year-ago quarter. The decline in PFS trust fees resulted from the continued decline in the equity markets, partially offset by net new business. Personal trust assets under administration totaled $155.6 billion at March 31, 2003,

                                     -more-
compared with $156.7 billion at December 31, 2002, and $173.4 billion at March 31, 2002. Of the total assets under administration, $87.3 billion is managed by Northern Trust, compared with $87.7 billion at December 31, 2002 and $96.2 billion one year ago. Net new recurring PFS trust business transitioned during the first quarter represents approximately $8 million in annualized fees.

     The acquisition of Legacy South, the Atlanta-based private wealth management firm, is expected to close in late April and our first New York PFS office will open mid-year. With the expansion into these new markets, the PFS office network will extend its reach to households in affluent markets in 14 states.

     Northern Trust entered into an agreement on April 3, 2003 to sell certain banking assets and leasehold interests of its Higgins Road, Chicago retail branch to Illinois-based First Midwest Bancorp, Inc. The sale, subject to regulatory approval, is expected to close in June 2003. The sales price is based primarily on the level of deposits transferred and is expected to result in a net gain that could range from $14 million to $17 million.

     Trust fees from Corporate & Institutional Services (C&IS) in the quarter included approximately $2.7 million in fees resulting from the January 31, 2003 acquisition of passive asset management business, and decreased 6% to $153.8 million from $164.0 million in the year-ago quarter. Approximately one-half of the overall decline resulted from lower securities lending fees, which totaled $21.9 million compared with $28.8 million in last year's first quarter, reflecting lower volumes and reduced spreads earned on the investment of collateral. Fees from asset management totaled $48.8 million, which include the fees from the acquired passive asset management business, compared with $48.2 million in the year-ago quarter. Custody fees totaled $52.9 million for the quarter, compared with $55.4 million a year ago. Northern Trust Retirement Consulting, L.L.C. recorded fees of $17.5 million, compared with $19.5 million in last year's first quarter.

                                     -more-

     C&IS trust assets under administration totaled $1.43 trillion at March 31, 2003, compared with $1.35 trillion at December 31, 2002 and $1.53 trillion at March 31, 2002. Of the C&IS trust assets under administration, $278.0 billion is managed by Northern Trust, including $51.1 billion of trust assets acquired. This compares with managed assets of $214.8 billion at December 31, 2002, and $229.0 billion at March 31, 2002. Trust assets under administration include $476.0 billion of global custody assets, compared with $470.4 billion one year ago. Net new recurring C&IS trust business transitioned during the quarter represents approximately $15 million in annualized fees.

     Foreign exchange trading profits were $20.7 million in the quarter compared with $24.3 million in the first quarter of last year. The current quarter reflects lower client volumes.

     Treasury management revenues, which, in addition to fees, include the fee equivalent value of compensating deposit balances, were $29.9 million, essentially unchanged from last year's first quarter. The fee portion of these revenues in the quarter was $24.0 million, up 1% from $23.8 million in the comparable quarter last year. Revenues from security commissions and trading income were $12.8 million, up 29% from the prior year, while other operating income was $17.5 million for the first quarter compared with $18.2 million in the same period last year.

     Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $153.5 million compared with $160.9 million reported in the prior year quarter. Total average earning assets of $33.3 billion were 2% lower than a year ago with the decrease concentrated in money market assets. Average securities increased slightly while loans declined 1% to average $17.6 billion. The net interest margin decreased to 1.87% from 1.92% in the prior year due in large part to a decline in the yield of the residential mortgage loan portfolio due to the impact of refinancing activity.

                                     -more-

     The provision for credit losses was $5.0 million in the quarter, unchanged from the same period last year. Net charge-offs in the quarter totaled $3.4 million, down from $6.3 million a year ago. Nonperforming assets totaled $93.6 million at March 31, 2003, compared with $94.6 million at December 31, 2002 and $118.7 million at March 31, 2002. Total reserves available for credit losses totaled $170.1 million and included $7.7 million allocated to loan commitments and other off-balance sheet exposures. The $162.4 million reserve assigned to loans at March 31, 2003 represented a reserve to loan ratio of .90%, compared with .86% a year ago. Nonaccrual loans of $92.4 million at quarter-end represented .51% of total loans and were covered 1.8 times by the reserve.

     Noninterest expenses totaled $370.0 million for the quarter, up 6% from $350.3 million in the year-ago quarter. Included in the current quarter were expenses totaling $4.7 million resulting from the acquisition of passive asset management business.

     Compensation and employee benefits represented 55% of total operating expenses and totaled $204.4 million, up 3% from a year ago resulting primarily from salary increases. Staff on a full-time equivalent basis at March 31, 2003 totaled 9,336, a net increase of 19 since year-end and included approximately 30 positions associated with the passive asset management business acquisition.

     Other operating expenses included increased costs associated with software amortization and the acquisition of passive asset management business.

                                  BALANCE SHEET

     Balance sheet assets averaged $37.5 billion for the quarter, down 1% from last year's first quarter average of $37.7 billion. Money market assets averaged $8.4 billion, down 7% from $9.0 billion last year, while the securities portfolio averaged $7.4 billion, up slightly from last year. Loans and leases averaged $17.6 billion for the quarter, down 1% from the prior year.

                                     -more-

     Residential mortgages increased $318 million, or 4%, to average $7.8 billion for the quarter, and represented 44% of the total loan portfolio. Commercial and industrial loans averaged $4.0 billion, down $630 million or 14% from a year ago, while personal loans increased $302 million or 14% to average $2.4 billion.

     Common stockholders' equity averaged a record $2.87 billion, up 8% from last year's first quarter. The increase primarily reflects the retention of earnings offset in part by the repurchase of common stock pursuant to the Corporation's share buyback program. During the quarter, the Corporation acquired a total of 1.0 million shares at a cost of $33.1 million. An additional 546 thousand shares are authorized for purchase after March 31, 2003 under the previously announced share buyback program.

                           FORWARD-LOOKING STATEMENTS

     This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust's financial goals, dividend policy, expansion and business development plans, business prospects and positioning with respect to market and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, and the effect of extraordinary events and various other matters (including changes in accounting standards and interpretations) on Northern Trust's business and results. Forward-looking statements are typically identified by words or phrases, such as "believe," "expect," "anticipate," "intent," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." Forward-looking statements are Northern Trust's current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation's 2002 Annual Report to Shareholders, including the section of Management's Discussion and Analysis captioned "Factors Affecting Future Results," and periodic reports to the Securities and Exchange Commission contain

                                     -more-
additional information about factors that could affect actual results, including certain economic, interest rate, market and credit risks, competitive conditions, changes in U.S. and worldwide securities markets, Northern Trust's success in executing various parts of its business plans, operating and technology risks, including material systems interruptions or errors, risks associated with regulatory changes, and uncertainties inherent in the litigation process. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

                WEBCAST OF FIRST QUARTER EARNINGS CONFERENCE CALL

     Northern Trust's first quarter earnings conference call will be webcast live on Tuesday, April 15, 2003. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer's comments. The live call will be conducted at 9 a.m. CDT and is accessible on Northern Trust's web site at:

        http://www.northerntrust.com/aboutus/news/financial_releases.html

The only authorized rebroadcasts of the live call will be available on Northern Trust's web site from 2:00 p.m. CDT on April 15, 2003 through 6:00 p.m. on April 22, 2003. Participants will need Windows Media/tm/ software, which can be downloaded free through Northern's web site. This earnings release can also be accessed at the above web address.

                                      / / /

                        NORTHERN TRUST CORPORATION                        Page 1
                (Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS
($ In Millions Except Per Share Data)                            FIRST QUARTER
--------------------------------------               -----------------------------------
                                                      2003          2002     % Change (*)
                                                     -----------------------------------
Noninterest Income
  Trust Fees                                           $298.1       $323.0            (8)%
  Foreign Exchange Trading Profits                       20.7         24.3           (15)
  Treasury Management Fees                               24.0         23.8             1
  Security Commissions & Trading Income                  12.8          9.9            29
  Other Operating Income                                 17.5         18.2            (4)
  Investment Security Transactions                         -            -             -
                                                     --------     --------      --------
Total Noninterest Income                                373.1        399.2            (7)

Interest Income (Taxable Equivalent)                    287.4        326.7           (12)
Interest Expense                                        133.9        165.8           (19)
                                                     --------     --------      --------
Net Interest Income (Taxable Equivalent)                153.5        160.9            (5)

Total Revenue (Taxable Equivalent)                      526.6        560.1            (6)

Noninterest Expenses

  Compensation                                          168.4        162.5             4
  Employee Benefits                                      36.0         35.8             1
  Occupancy Expense                                      29.3         26.0            12
  Equipment Expense                                      23.5         22.6             4
  Other Operating Expenses                              112.8        103.4             9
                                                     --------     --------      --------
Total Noninterest Expenses                              370.0        350.3             6

Provision for Credit Losses                               5.0          5.0            -
Taxable Equivalent Adjustment                            12.8         11.7             9
                                                     --------     --------      --------
Income before Income Taxes                              138.8        193.1           (28)
Provision for Income Taxes                               44.1         65.5           (33)
                                                     --------     --------      --------
NET INCOME                                              $94.7       $127.6           (26)%
                                                     ========     ========      ========
Net Income Per Common Share
  Basic                                                 $0.43        $0.58           (26)%
  Diluted                                                0.42         0.56           (25)

Return on Average Common Equity                         13.32%       19.42%
Average Common Equity                                $2,871.7     $2,653.3             8%
Return on Average Assets                                 1.03%        1.37%

Common Dividend Declared per Share                      $0.17        $0.17            - %
Preferred Dividends (millions)                            0.4          0.5           (17)

Average Common Shares Outstanding (000s)
  Basic                                               220,374      220,854
  Diluted                                             223,436      227,373
Common Shares Outstanding (EOP)                       220,416      221,714

(*) Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.


Note: Certain reclassifications have been made to the prior period's financial statements to place them on a basis comparable with the current period's financial statements.

                        NORTHERN TRUST CORPORATION                        Page 2
                (Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

                                                            MARCH 31
                                               ---------------------------------
                                                  2003       2002    % Change(*)
                                               ---------------------------------
Assets
------
 Money Market Assets                           $ 7,417.2  $ 7,662.6       (3) %
 Securities
   U.S. Government                                 102.9      157.1      (35)
   Federal Agency and Other                      6,570.1    8,249.6      (20)
   Municipal                                       877.3      574.3       53
   Trading Account                                   4.2        9.7      (56)
                                               ---------  ---------      ---
 Total Securities                                7,554.5    8,990.7      (16)
 Loans and Leases                               17,976.7   17,845.5        1
                                               ---------  ---------      ---
 Total Earning Assets                           32,948.4   34,498.8       (4)
 Reserve for Credit Losses Assigned to Loans      (162.4)    (153.3)       6
 Cash and Due from Banks                         1,355.7    1,534.8      (12)
 Trust Security Settlement Receivables             127.9      200.8      (36)
 Buildings and Equipment                           521.6      493.7        6
 Other Nonearning Assets                         1,658.5    1,393.8       19
                                               ---------  ---------      ---
 Total Assets                                  $36,449.7  $37,968.6       (4)%
                                               =========  =========      ===

Liabilities and Stockholders' Equity
------------------------------------
  Interest-Bearing Deposits
    Savings                                    $ 8,722.0   $7,841.4       11 %
    Other Time                                     372.5      331.8       12
    Foreign Office Time                          9,648.4    9,071.0        6
                                               ---------  ---------      ---
  Total Interest-Bearing Deposits               18,742.9   17,244.2        9
  Borrowed Funds                                 5,922.4   10,500.8      (44)
  Senior Notes and Long-Term Debt                1,683.4    1,484.3       13
                                               ---------  ---------      ---
  Total Interest-Related Funds                  26,348.7   29,229.3      (10)
  Demand & Other Noninterest-Bearing Deposits    5,739.5    4,702.6       22
  Other Liabilities                              1,335.4    1,205.0       11
                                               ---------  ---------      ---
  Total Liabilities                             33,423.6   35,136.9       (5)
  Common Equity                                  2,906.1    2,711.7        7
  Preferred Equity                                 120.0      120.0        -
                                               ---------  ---------      ---
  Total Liabilities and Stockholders' Equity   $36,449.7  $37,968.6       (4)%
                                               =========  =========      ===

                        NORTHERN TRUST CORPORATION                        Page 3
                (Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

                                                         FIRST QUARTER
                                               ---------------------------------
                                                  2003       2002    % Change(*)
                                               ---------------------------------
Assets
------
  Money Market Assets                          $ 8,359.7  $ 8,962.4       (7) %
  Securities
    U.S. Government                                103.3      157.7      (35)
    Federal Agency and Other                     6,470.5    6,600.0       (2)
    Municipal                                      809.8      561.0       44
    Trading Account                                  6.6       10.1      (34)
                                               ---------  ---------      ---
  Total Securities                               7,390.2    7,328.8        1
  Loans and Leases                              17,567.3   17,673.8       (1)
                                               ---------  ---------      ---
  Total Earning Assets                          33,317.2   33,965.0       (2)
  Reserve for Credit Losses Assigned to Loans     (161.8)    (153.9)       5
  Nonearning Assets                              4,306.1    3,874.2       11
                                               ---------  ---------      ---
  Total Assets                                 $37,461.5  $37,685.3       (1) %
                                               =========  =========      ===

Liabilities and Stockholders' Equity
------------------------------------

  Interest-Bearing Deposits
    Savings                                    $ 8,378.0   $8,193.4        2 %
    Other Time                                     354.7      381.6       (7)
    Foreign Office Time                          9,672.4    9,170.6        5
                                               ---------  ---------      ---
  Total Interest-Bearing Deposits               18,405.1   17,745.6        4
  Borrowed Funds                                 7,788.9    9,349.1      (17)
  Senior Notes and Long-Term Debt                1,621.2    1,484.3        9
                                               ---------  ---------      ---
  Total Interest-Related Funds                  27,815.2   28,579.0       (3)
  Demand & Other Noninterest-Bearing Deposits    5,046.9    5,180.0       (3)
  Other Liabilities                              1,607.7    1,153.0       39
                                               ---------  ---------      ---
  Total Liabilities                             34,469.8   34,912.0       (1)
  Common Equity                                  2,871.7    2,653.3        8
  Preferred Equity                                 120.0      120.0       --
                                               ---------  ---------      ---
  Total Liabilities and Stockholders' Equity   $37,461.5  $37,685.3       (1) %
                                               =========  =========      ===




                                               NORTHERN TRUST CORPORATION                                                Page 4
                                  (Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA
---------------------                                     2003                                  2002
($ In Millions Except Per Share Data)                    Quarter                               Quarters
-------------------------------------                   -----------------------------------------------------------------------
                                                          First         Fourth          Third           Second          First
                                                        -----------------------------------------------------------------------
Net Income Summary

   Trust Fees                                             $298.1          $293.0         $298.0          $319.1          $323.0
   Other Noninterest Income                                 75.0            65.9           72.5            89.1            76.2
   Net Interest Income (Taxable Equivalent)                153.5           164.3          162.1           163.2           160.9
                                                        --------       ---------       --------        --------        --------
     Total Revenue (Taxable Equivalent)                    526.6           523.2          532.6           571.4           560.1
   Provision for Credit Losses                               5.0             7.5           20.0             5.0             5.0
   Noninterest Expenses                                    370.0           360.9          357.2           363.7           350.3
                                                        --------       ---------       --------        --------        --------
     Pretax Income (Taxable Equivalent)                    151.6           154.8          155.4           202.7           204.8
   Taxable Equivalent Adjustment                            12.8            12.9           12.2            11.9            11.7
   Provision for Income Taxes                               44.1            45.6           46.8            64.0            65.5
                                                        --------       ---------       --------        --------        --------
     Net Income                                            $94.7           $96.3          $96.4          $126.8          $127.6
                                                        ========        ========       ========        ========        ========

Per Common Share

   Net Income - Basic                                      $0.43           $0.43          $0.44           $0.57           $0.58
              - Diluted                                     0.42            0.43           0.43            0.56            0.56
   Dividend Declared                                        0.17            0.17           0.17            0.17            0.17
   Book Value (EOP)                                        13.18           13.04          12.79           12.60           12.23
   Market Value (EOP)                                      30.45           35.05          37.72           44.06           60.11

Ratios

   Return on Average Common Equity                         13.32%          13.43%         13.69%          18.57%          19.42%
   Return on Average Assets                                 1.03            0.98           1.05            1.37            1.37
   Net Interest Margin                                      1.87            1.85           1.98            1.99            1.92
   Productivity Ratio                                        142%            145%           149%            157%            160%
   Risk-based Capital Ratios
       Tier 1                                               11.1%           11.1%          10.9%           10.8%           11.0%
       Total (Tier 1 + Tier 2)                              15.0            14.1           13.9            13.9            14.3
       Leverage                                              7.9             7.8            8.2             8.0             7.6

Trust Assets ($ in Billions) - EOP

   Corporate                                            $1,429.9        $1,346.9       $1,285.8        $1,487.9        $1,529.8
   Personal                                                156.0           156.7          150.7           163.4           173.4
                                                        --------       ---------       --------        --------        --------
     Total Trust Assets                                 $1,585.9        $1,503.6       $1,436.5        $1,651.3        $1,703.2
                                                        ========        ========       ========        ========        ========
   Memo:  Managed Assets                                  $365.3          $302.5         $293.2          $316.6          $325.2

Asset Quality ($ in Millions) - EOP

   Nonaccrual Loans                                        $92.4           $93.4         $106.5          $109.7          $117.9
   Other Real Estate Owned (OREO)                            1.2             1.2            1.1             0.9             0.8
                                                        --------       ---------       --------        --------        --------
     Total Nonperforming Assets                            $93.6           $94.6         $107.6          $110.6          $118.7
                                                        ========        ========       ========        ========        ========
     Nonperforming Assets / Loans & OREO                    0.52%           0.52%          0.60%           0.61%           0.67%

   Gross Charge-offs                                        $6.0           $11.2          $13.5            $5.4            $6.5
   Gross Recoveries                                          2.6             3.8            1.6             0.4             0.2
                                                        --------       ---------       --------        --------        --------
     Net Charge-offs                                        $3.4            $7.4          $11.9            $5.0            $6.3
                                                        ========        ========       ========        ========        ========
   Net Charge-offs (Annualized) to Average Loans            0.08%          0.17%           0.27%           0.11%           0.14%
   Reserve for Credit Losses Assigned to Loans            $162.4          $161.1         $160.3          $153.3          $153.3
   Reserve to Nonaccrual Loans                               176%            172%           151%            140%            130%
   Reserve for Other Credit-Related Exposures               $7.7            $7.4           $8.1            $7.0            $7.0